EXHIBIT (N)(1)

                                  TURNER FUNDS

                               Amended Rule 18f-3
                               Multiple Class Plan

            Dated as of November 19, 2000, as revised on May 18, 2005

         Turner Funds (the "Trust"), a registered investment company that currently consists of a number of separately managed funds, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of units of beneficial interest ("Shares") in each fund listed on Schedule A hereto (each a "Fund" and together the "Funds") to persons who may from time to time beneficially own Shares ("Shareholders"). The Trustees of the Trust may add funds to and/or delete funds from Schedule A from time to time.

A.       Attributes of Share Classes

         1. The rights of each class of shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a "Certificate") as each such Certificate is approved by the Trust's Board of Trustees and as attached hereto as Exhibits A and B.

         2. With respect to each class of shares created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that: (i) each new class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and disclosed in the Trust's Prospectus; (iii) each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "12b-1 Plan"), and separately bear any other service fees that are payable under any service agreement entered into with respect to that class which are not contemplated by or within the scope of the 12b-1 Plan; (iv) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses"); and (v) Shareholders of each class will have exclusive voting rights regarding any matter submitted to Shareholders that relates solely to such class (such as a 12b-1 Plan or service agreement relating to such class), and will have separate voting rights on any matter submitted to Shareholders in which the interests of that class differ from the interests of any other class.

B.       Expense Allocations

         With respect to each Fund, the expenses of each class shall be allocated as follows: (i) any fees relating to a particular class of shares


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associated with a 12b-1 Plan or service fees relating to a particular class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class; and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

         Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c).

C.       Amendment of Plan; Periodic Review

         This Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board.

         The Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, must review this Plan at least annually for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan. In approving any material amendment to the Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the Trust as a whole.

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                                                                      Schedule A

                                  Turner Funds

                          Turner Large Cap Growth Fund
                             Turner Core Growth Fund
                          Turner Strategic Growth Fund
                            Turner Midcap Growth Fund
                          Turner Small Cap Growth Fund
                          Turner Micro Cap Growth Fund
                          Turner Small Cap Equity Fund
                             Turner Technology Fund
                         Turner Concentrated Growth Fund
                           Turner New Enterprise Fund
                           Turner Large Cap Value Fund

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                                                                       Exhibit A

                                  TURNER FUNDS
                    AMENDED CERTIFICATE OF CLASS DESIGNATION

                Class II Shares (formerly, Adviser Class Shares)

1. Class-Specific Distribution and Servicing Arrangements; Administration Fees, Other Expenses.

         Class II Shares are sold without a sales charge, but are subject to Rule 12b-1 distribution plan payments, shareholder servicing fees, or a combination thereof, under the Class II Shares Distribution and Shareholder Services Plan (the "Plan") payable to the Fund's principal underwriter (the "Distributor"). Payments may be made under the Plan up to, but not exceeding, One Hundred basis points (1.00%) in the aggregate, with Twenty-Five basis points (0.25%) for shareholder service fees and Seventy-Five basis points (0.75%) for distribution payments. Class II shares of the Funds are subject to an administration fee of 0.15% of the Funds' aggregate average daily net assets attributable to Class II up to $2 billion 0.125% of such assets in excess of $2 billion.

2.       Rule 12b-1 Distribution Plan

         The Distributor may use the payments under the Plan for (i) compensation for its services in connection with distribution assistance; or
(ii) payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor's affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.

3.       Shareholder Services Plan

         The Distributor may use payments under the Plan to provide or enter into written agreements with service providers ("Service Providers") who will provide one or more of the following shareholder services: (i) maintaining accounts relating to Shareholders that invest in Shares; (ii) arranging for bank wires; (iii) responding to client inquiries relating to the services performed by the Distributor and /or Service Providers; (iv) responding to inquiries from Shareholders concerning their investment in Shares; (v) assisting Shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Shares; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Shareholders; (viii) processing purchase, exchange and redemption requests from Shareholders and placing orders with the Funds or its Service Providers;
(ix) processing dividend payments from the Funds on behalf of Shareholders; and
(x) providing such other similar services as the Fund may reasonably request to the extent that the Distributor and/or Service Provider is permitted to do under applicable laws or regulations. The Distributor and/or Service Providers may also use this fee for payments to financial institutions and intermediaries such


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as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor and/or Service Providers' affiliates and subsidiaries as compensation for such services as are described herein.

4.       Current Class II Funds

         Class II Shares of the Turner Core Growth Fund are sold subject only to Shareholder Service fees of Twenty-Five basis points (0.25%). Class II Shares of the Turner Midcap Growth Fund are sold subject to Shareholder Service fees of Twenty-Five basis points (0.25%) and Distribution fees of Twenty-Five basis points (0.25%). Class II Shares of the Turner Small Cap Equity Fund are sold subject to Shareholder Service fees of Twenty-Five basis points (0.25%) and Distribution fees of Twenty-Five basis points (0.25%). The Board of Trustees of the Trust shall establish the amount of payments and fees at the time of it establishes a new Class II series for a Fund.

5.       Eligibility of Purchasers

         Class II Shares require a minimum initial investment of $2,500 and are available to individual investors who purchase shares through financial institutions or intermediaries.


6.       Exchange Privileges

         Class II Shares of each Fund may be exchanged for Class II Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Fund's Prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

7.       Voting Rights

         Each Class II shareholder will have one vote for each full Share held and a fractional vote for each fractional Share held. Class II Shareholders will have exclusive voting rights regarding any matter submitted to Shareholders that relates solely to Class II (such as a distribution plan or service agreement), and will have separate voting rights on any other matter submitted to Shareholders in which the interests of the Class II Shareholders differ from the interests of holders of any other class.

8.       Conversion Rights

         Class II Shares do not have a conversion feature.

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9.       Redemption Fee

         Class II Shares may be subject to a redemption fee as disclosed in the Fund's Prospectus.


Dated:  May 18, 2005

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                                                                       Exhibit B

                                  TURNER FUNDS
                    AMENDED CERTIFICATE OF CLASS DESIGNATION

                                 Class I Shares
                     (formerly, Institutional Class Shares)

1.       Class-Specific Distribution Arrangements; Other Expenses.

         Class I Shares are sold without a sales charge and are not subject to Rule 12b-1 or shareholder servicing fees. Class I shares of the Funds are subject to an administration fee of 0.15% of the Funds' aggregate average daily net assets attributable to Class I up to $2 billion 0.125% of such assets in excess of $2 billion.

2.       Eligibility of Purchasers

         Class I Shares of all Funds, except the Turner Core Growth Fund and Turner Large Cap Value Fund, require a minimum initial investment of $2,500 and are available to individual investors and to certain institutional investors investing for their own or their customer's account.

         Class I Shares of the Turner Core Growth Fund and Turner Large Cap Value Fund require a minimum initial investment of $250,000.

3.       Exchange Privileges

         Class I Shares of each Fund may be exchanged for Class I Shares of each other Fund of the Trust in accordance with the procedures disclosed in the Fund's Prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.       Voting Rights

         Each Class I shareholder will have one vote for each full Class I Share held and a fractional vote for each fractional Share held. Class I Shareholders will have exclusive voting rights regarding any matter submitted to Shareholders that relates solely to Class I (such as a distribution plan or service agreement relating to Class I), and will have separate voting rights on any other matter submitted to Shareholders in which the interests of Class I Shareholders differ from the interests of holders of any other class.

5.       Conversion Rights

         Class I Shares do not have a conversion feature.


Dated:  May 18, 2005


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